EXHIBIT 99.2
                      PRESS RELEASE, DATED DECEMBER 8, 1997.


Company Contact:         Janice V. Roberts JetFax, Inc.
                         650.688.6841
                         650.688.6851 (fax)

                         Allen K. Jones, CFO
                         650.688.6809
                         650.326.6003 (fax)

FOR IMMEDIATE RELEASE



JETFAX LAUNCHES NEW BUDGET MINDED MULTIFUNCTION PRODUCT AND FINALIZES ACQUISITION OF DOCUMAGIX SOFTWARE COMPANY.

      Menlo Park, CA (December, 8 1997) -- JetFax, Inc. (Nasdaq: JTFX) today introduced the JetFax M900 - a new budget-minded multifunction system for small offices that offers faxing, printing, copying, PC faxing and PC scanning technologies. The new model provides 5 second scanning, 5 ppm, 600 dpi laser printing, plain paper faxing with a 14.4 Kbps modem and convenience copying with first copy out time of less than 30 seconds. The JetFax M900 features JetFax's multi-access technology allowing multiple operations to occur at the same time and thus increasing office productivity.

      Standard features on the M900 model include a 45 page fax memory, a 30 page automatic document feeder (ADF), a 250 sheet input cassette, an expanded, face-down 250 sheet output tray and print smoothing to 600 dpi to clean up rough, jagged fax text. As a digital copier, the M900 can run up to 99 collated copies with reduction and enlargements from 50% - 200%. Options provide for an expanded memory to 360 pages and a second 500 sheet paper cassette.

      "We saw a need for a broader product line that accommodates lower volume usage and smaller budgets." said Joe Naylor, JetFax Product Manager. "By providing a low cost model with the M900's rich feature set, we supply machines to our customers that will work for smaller workgroups or even individual desktops. At its affordable list price of $1995, the machine provides extensive features and high volume capabilities that cannot usually be found in such a budget minded model."

      In   addition, on December 5, 1997 JetFax finalized   the acquisition  of
DocuMagix,  Inc., a

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 leading  developer of document management  software  based in San Jose, California. DocuMagix provides its PaperMaster TM software products through OEM bundles to manufacturers such as HP, Logitech and Microtek as well as through VAR and retail superstore channels in the United States and Europe. DocuMagix was formed in May 1993 to create easy-to-use document management solutions for the digital workplace and has shipped more than one million copies of its software since inception.

      "The conclusion of this acquisition solidifies our strategy of licensing software solutions to the major office equipment companies and expands our ability to market software through its retail, VAR and online channels," noted Rudy Prince, President and CEO of JetFax. "We look forward to the increased software sales and enhanced software solutions that will result from this new acquisition."

      In connection with the acquisition, JetFax will issue 900,000 shares of its common stock (including shares to be issued in exchange for cancellation of certain indebtedness of DocuMagix). The acquisition will be accounted for as a pooling of interests.

      Based in Menlo Park, California, JetFax is a leading developer and supplier of multifunction products and technology. JetFax licenses its multifunction electronics and software to leading office equipment companies as well as selling its own branded multifunction machines to corporate markets. JetFax's innovative products have set many of the technology and performance standards in the multifunction market and have won numerous industry awards.

      For more information contact JetFax at (650) 324-0600 or www.jetfax.com and DocuMagix at (408) 434-1138 or www.documagix.com.


                                  #  #  #  #









JetFax, Inc. is a leading developer and provider of integrated embedded system technology, branded products, and desktop software solutions for the multifunction product market, which combine print, fax, copy, and scan capabilities in a single unit. The Company focuses on two distinct segments of the MFP market; the small office/home office segment through technology licensing agreements with OEMs and the corporate segment through the sale of JetFax and OEM branded products and consumables.


Headquartered in San Jose, California, DocuMagix, Inc. was founded in 1993 with a charter to become the leading developer of software for personal information management. The company's first product, PaperMaster TM is a personal document management program that won Imaging Magazine's 1995 Product of the Year and Editor's Choice awards for its intuitive interface and ease of use. Its second product, HotPage Plus for Netscape Navigator and MS Internet Explorer, defined the category for webtop content organizers. HotMap was Imaging Magazine's 1996 Product of the Year. In 1997 DocuMagix product line brought together its Internet tools HotPage, HotMap and HotCargo Express into one suite Internet HotSuite. DocuMagix products are sold in prominent retail locations throughout North America, through worldwide distributors and via a number of on-line sales channels.

Safe Harbor -- Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the following: difficulties
in   successfully combining the businesses of the Company and DocuMagix;  the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; difficulties which the Company may experience in completing the development of turnkey designs for OEM customers, its color technology or other products; the fact that the multifunction and color markets targeted by the Company are at an early stage of development; the highly competitive nature of the markets for the Company's products; the Company's ability to attract and retain skilled personnel; the Company's reliance on third party
suppliers for  components  used  in  the  Company's  products;   the  quarterly
variability in the Company's bookings and design wins; and the Company's reliance on a relatively small number of OEM customers for a large percentage of its revenue. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form S-8, Form 10-Q and Form S-1.

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